UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Consolidated Communications Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2017

To Our Stockholders:

The 2017 annual meeting of stockholders of Consolidated Communications Holdings, Inc. will be held at Consolidated Communications’ corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938 on May 1, 2017, at 9:00 a.m., central time. The 2017 annual meeting of stockholders is being held for the following purposes:

1.       To elect Robert J. Currey, Maribeth S. Rahe and C. Robert Udell, Jr. as Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

2.       To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 2);

3.       To conduct an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3);

4.       To conduct an advisory vote on the frequency of stockholder votes on the approval of executive compensation (Proposal No. 4); and

5.       To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 10, 2017 are entitled to vote at the meeting or at any postponement or adjournment thereof.

We hope that as many stockholders as possible will personally attend the meeting. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and sign, date and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the Internet by following the instructions set forth on the proxy card. Submitting your proxy in writing, by telephone or through the Internet will not prevent you from voting in person at the meeting.

By Order of the Board of Directors,

Steven J. Shirar
Chief Information Officer & Secretary

March 28, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 1, 2017 — Our Proxy Statement and 2016 Annual Report to Stockholders are available at www.proxyvote.com

-i-

Board oversight of risk	16
Stockholder recommendations for director nominations	17
Communications with directors	17
Code of Business Conduct and Ethics	17
REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS	19
PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES	20
Audit Committee’s Pre-Approval Policies and Procedures	20
Principal Accounting Firm Fees	20
PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Board Recommendation and Stockholder Vote Required	21
BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS	22
EQUITY COMPENSATION PLAN INFORMATION	23
COMPENSATION COMMITTEE REPORT	24
COMPENSATION DISCUSSION AND ANALYSIS	25
Determination of Executive Officers	25
Executive Compensation Objectives	26
Processes and Procedures for the Consideration and Determination of Executive and Director Compensation	28
Role of Executive Officers, Management and Independent Compensation Consultant	28
Elements of Executive Compensation for 2016	29
Employment Security Agreements	33
Deductibility of Compensation	34
Changes to Compensation Programs for 2017	34
EXECUTIVE COMPENSATION	36
Summary Compensation Table	36
Grants of Plan-Based Awards	37
Outstanding Equity Awards at 2016 Fiscal Year-End	38
Option Exercises and Stock Vested	39
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY	39
Employment Security Agreements	39
Consolidated Communications Holdings, Inc. Long-Term Incentive Plan (LTIP)	40
Termination of Employment Following a Change in Control	41
Benefits Upon Change in Control	41
PROPOSAL NO. 3 - ADVISORY VOTE ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION	42
Board Recommendation and Stockholder Vote Required	42

-ii-

PROPOSAL NO. 4 - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTES ON EXECUTIVE COMPENSATION	43
Board Recommendation and Stockholder Vote Required	43
CErtain relationships and related transactions	44
Related Person Transactions Policy	44
SKL Investment Group	44
LATEL Sale/Leaseback	44
First Mid-Illinois Bancshares, Inc.	45
Cartesian, Inc.	45
Consolidated Communications, Inc.	45
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	45
ANNUAL REPORT TO STOCKHOLDERS	46
STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING	46
GENERAL	46
Section 16(a) Beneficial Ownership Reporting Compliance	46
Other Information	47
OTHER MATTERS	47

-iii-

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street
Mattoon, Illinois 61938

PROXY STATEMENT

This proxy statement contains information related to the 2017 annual meeting of stockholders of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company,” “Consolidated,” “we,” “our” or “us”), that will be held at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, on May 1, 2017, at 9:00 a.m., central time, and at any postponements or adjournments thereof. The approximate first date of mailing for this proxy statement and proxy card, as well as a copy of our combined 2016 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2016, is March 30, 2017.

ABOUT THE MEETING

What is the purpose of this proxy statement?

The purpose of this proxy statement is to provide information regarding matters to be voted on at the 2017 annual meeting of our stockholders. Additionally, it contains certain information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to stockholders. The proxy statement is also the document used by our board to solicit proxies to be used at the 2017 annual meeting. Proxies are solicited by our board to give all stockholders of record an opportunity to vote on the matters to be presented at the annual meeting, even if the stockholders cannot attend the meeting. The board has designated Steven J. Shirar and Steven L. Childers as proxies, who will vote the shares represented by proxies at the annual meeting in the manner indicated by the proxies.

What proposals will be voted on at the annual meeting?

Stockholders will vote on the following proposals at the annual meeting:

•	the election of Robert J. Currey, Maribeth S. Rahe and C. Robert Udell, Jr. as Class III directors to serve for a term of three years, in accordance with our amended and restated certificate of incorporation and amended and restated bylaws (Proposal No. 1);

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (the “independent auditors”), for the fiscal year ending December 31, 2017 (Proposal No. 2);

•	an advisory vote on the approval of the compensation of our named executive officers (Proposal No. 3);

•	an advisory vote on the frequency of stockholder advisory votes on executive compensation (Proposal No. 4); and

•	any other business properly coming before the annual meeting and any adjournment or postponement thereof.

Who is entitled to vote?

Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the record date, March 10, 2017, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. If your shares are held for you by a beneficial holder in “street name” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares. Please see the next question below for a description of a beneficial owner in “street name.”

A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our corporate headquarters, 121 South 17th Street, Mattoon, Illinois 61938, during normal business hours for a period of ten days before the annual meeting and at the time and place of the annual meeting.

What is the difference between a stockholder of record and a beneficial holder of shares?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If this is the case, we have sent or provided proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the stockholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank or other nominee for instructions on how to vote any shares you beneficially own.

Who can attend the meeting?

All stockholders of record as of March 10, 2017, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. If you hold your shares in “street name,” you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to hold the annual meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of March 10, 2017, the record date, 50,605,844 shares of our common stock were outstanding. Proxies received but marked as withheld, abstentions, or broker non-votes will be included in the calculation of the number of shares considered present at the meeting for purposes of establishing a quorum. In the event that a quorum is not present at the annual meeting, we expect that the annual meeting will be adjourned or postponed to solicit additional proxies.

How do I vote?

If you are a stockholder of record, you may vote by any of the following methods:

•	Internet. Electronically through the Internet by accessing our materials using the website listed on your proxy card. To vote through the Internet, you should sign on to this website and follow the procedures described at the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card. If you vote through the Internet, your proxy will be voted as you direct on the website.

•	Mail. By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it and to mail it in the enclosed postage-paid envelope.

•	Telephone. By calling 1-800-690-6903. This toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal identification number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

•	In Person. In person at the meeting.

We recommend that you vote in advance even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you are a stockholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement. If you are a “street name” stockholder and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the annual meeting.

Can I revoke or change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is voted by:

•	delivering to our Secretary at the address on the first page of this proxy statement a written notice of revocation of your proxy by mail, by telephone or through the Internet;

•	delivering a duly executed proxy bearing a later date; or

•	voting in person at the annual meeting.

If your shares are held in “street name,” you may revoke or change your vote by voting in person at the annual meeting if you obtain a proxy as described in the answer to the previous question.

How many votes are required for the proposals to pass?

Election of Directors (Proposal No. 1). Directors are elected by a plurality vote. Accordingly, the three director nominees who receive the greatest number of votes cast will be elected.

Ratification of the Appointment of Ernst & Young LLP (Proposal No. 2), Advisory Vote on Approval of Executive Compensation (Proposal No. 3) and Approval of any Other Proposals. The vote required for the ratification of the appointment of Ernst & Young LLP, the advisory approval of named executive officer compensation and the approval of any other proposal not presently anticipated that may properly come before the annual meeting or any adjournment or postponement of the meeting is the approval of a majority of the votes present, in person or by proxy, and entitled to vote on the matter.

Advisory Vote on the Frequency of the Stockholder Advisory Votes on Executive Compensation (Proposal No. 4). With respect to the advisory vote on the frequency of the executive compensation vote, you may vote for “yearly,” “every two years” or “every three years” or you may abstain from voting. The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders, although the vote is an advisory one.

How are abstentions and broker non-votes treated?

If a stockholder abstains from voting on Proposal No. 2 or Proposal No. 3, it will have the same effect as a vote “AGAINST” that proposal. With respect to Proposal No. 1 and Proposal No. 4, abstentions will have no effect. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval for that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter, where it will have the same effect as a vote “AGAINST” that proposal. A broker “non-vote” occurs on a proposal when shares held of record by a broker are present or represented at the meeting but the broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction has been given.

What if I do not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted:

•	“FOR” the election of Robert J. Currey, Maribeth S. Rahe and C. Robert Udell, Jr. as Class III directors (see page 7);

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors (see page 21);

•	“FOR” the advisory approval of the compensation of the Company’s named executive officers (see page 42); and

•	“FOR” “YEARLY” as the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers (see page 43).

What are the board’s recommendations?

The board’s recommendations, together with the description of each proposal, are set forth in this proxy statement. In summary, the board recommends that you vote:

•	“FOR” the election of Robert J. Currey, Maribeth S. Rahe and C. Robert Udell, Jr. as Class III directors (see page 7);

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors (see page 21);

•	“FOR” the approval of the compensation of the Company’s named executive officers (see page 42; and

•	“FOR” “YEARLY” as the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers (see page 43).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the enclosed proxy card will vote in accordance with the recommendations of the board of directors.

What happens if additional matters are presented at the annual meeting?

Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting.

Pursuant to the provisions of Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any other matter that properly comes before the meeting, if you grant a proxy, the persons named as proxy holders on the enclosed proxy card will vote your shares as recommended by the board of directors or, if no recommendation is given, in their own discretion.

Will anyone contact me regarding this vote?

No arrangements or contracts have been made or entered into with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. If done, such solicitations may be made by mail, telephone, facsimile, e-mail, the Internet or personal interviews.

Who will tabulate and certify the vote?

Representatives of Broadridge, will tabulate the votes and act as Inspector of Elections.

ANNUAL REPORT

Will I receive a copy of Consolidated’s 2016 Annual Report to Stockholders?

We have enclosed our 2016 Annual Report to Stockholders for the fiscal year ended December 31, 2016 with this proxy statement. The annual report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

How can I receive a copy of Consolidated’s Annual Report on Form 10-K?

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 1, 2017, is included in the 2016 Annual Report to Stockholders, which accompanies this proxy statement.

You can also obtain, free of charge, a copy of our Annual Report on Form 10-K, including all exhibits filed with it, by:

•	accessing the Investor Relations section of our website at ir.consolidated.com and clicking on the “Financials & Filings” link followed by clicking on the “SEC Filings” link;

•	accessing the materials online at www.proxyvote.coml;

•	writing to:

Consolidated Communications Holdings, Inc. — Investor Relations
121 South 17th Street
Mattoon, Illinois 61938; or

•	telephoning us at: (507) 386-3765.

You can also obtain a copy of our Annual Report on Form 10-K and other periodic filings that we make with the SEC from the SEC’s EDGAR database at www.sec.gov.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information that has been provided to us with respect to the beneficial ownership of shares of our common stock for (i) each stockholder who is known by us to own beneficially more than 5.0% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table on page 36, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each stockholder shown on the table has sole voting and dispositive power with respect to all shares shown as beneficially owned by that stockholder. Unless otherwise indicated this information is current as of March 10, 2017, and the address of all individuals listed in the table is as follows: Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned	Percentage of Shares Outstanding

BlackRock Institutional Trust Company, N.A.(a)	6,446,364	12.7%
The Vanguard Group, Inc.(b)	5,226,702	10.3%
City National Rochdale, LLC(c)	5,122,609	10.1%
Lumpkin, Richard Anthony(d)	1,187,406	2.3%
Robert J. Currey	42,836	*
C. Robert Udell, Jr.	54,497	*
Steven L. Childers	80,043	*
Thomas A. Gerke	13,123	*
Dale E. Parker	24,991	*
Maribeth S. Rahe	39,613	*
Timothy D. Taron	28,163	*
Roger H. Moore	32,180	*

All directors & executive officers as a group (9 persons)	1,502,852	3.0%

*Less than 1.0% ownership.

(a)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on January 12, 2017, by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. BlackRock, Inc. has sole voting power with respect to 6,328,175 shares and sole dispositive power with respect to 6,446,364 shares.

(b)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on February 10, 2017, by The Vanguard Group, Inc. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The Vanguard Group has sole voting power with respect to 86,668 shares, shared voting power with respect to 7,999 shares, sole dispositive power with respect to 5,134,617 shares, and shared dispositive power with respect to 92,085 shares.

(c)	Beneficial and percentage ownership information is based on information contained in a Form 13G/A filed with the SEC on January 6, 2017, by City National Rochdale, LLC. The address of City National Rochdale, LLC is 400 Park Avenue, New York, New York 10022. City of National Rochdale, LLC has sole voting power with respect to 4,773,180 shares and sole dispositive power with respect to 5,118,049 shares.

(d)	Includes: (i) 481,154 shares owned by Living Trust FBO Richard A. Lumpkin, (ii) 3,500 shares owned by Mr. Lumpkin’s wife, (iii) 106,153 shares owned by the Benjamin I. Lumpkin 2012 Irrevocable Trust, for which Mr. Lumpkin is the trustee, (iv) 9,508 shares owned directly by Mr. Lumpkin, (v) 309,674 shares owned by Benjamin I. Lumpkin 2008 Dynasty Trust, for which Mr. Lumpkin is the trustee, and (vi) 277,417 shares owned by Elizabeth L. Celio 2008 Dynasty Trust, for which Mr. Lumpkin is the trustee.

PROPOSAL NO. 1 — ELECTION OF ROBERT J. CURREY, MARIBETH S. RAHE AND C. ROBERT UDELL, JR. AS DIRECTORS

Our amended and restated certificate of incorporation provides for the classification of our board of directors into three classes of directors, designated Class I, Class II and Class III, as nearly equal in size as is practicable, serving staggered three-year terms. One class of directors is elected each year to hold office for a three-year term or until successors of such directors are duly elected and qualified. The corporate governance committee has recommended, and the board also recommends, that the stockholders elect Mr. Currey, Ms. Rahe and Mr. Udell, the nominees designated below as the Class III directors, at this year’s annual meeting to serve for a term of three years, expiring in 2020 or until his or her respective successor is duly elected and qualified. The nominees for election to the position of Class III directors, and certain information with respect to their backgrounds and the backgrounds of non-nominee directors, are set forth below.

It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote to elect the nominees named herein as the Class III directors. The nominees named herein presently serve on our board of directors, and each nominee has consented to serve as a director if elected at this year’s annual meeting. In the event that any of the nominees named herein is unable to serve as a director, discretionary authority is reserved to the board to vote for a substitute for such nominee. The board has no reason to believe the nominees named herein will be unable to serve if elected.

Nominees standing for election to the board

Name	Age	Current Position With Consolidated Communications
Robert J. Currey
(Class III Director – term expiring in 2020)	71	Executive Chairman of the Board and Director

Maribeth S. Rahe
(Class III Director – term expiring in 2020)	68	Director

C. Robert Udell, Jr.
(Class III Director – term expiring in 2020)	51	President & Chief Executive Officer and Director

Directors continuing to serve on the board

Name	Age	Current Position With Consolidated Communications
Roger H. Moore
(Class II Director – term expiring in 2019)	75	Director

Thomas A. Gerke
(Class II Director – term expiring in 2019)	60	Director

Dale E. Parker
(Class II Director – term expiring in 2019)	65	Director

Richard A. Lumpkin
(Class I Director – term expiring in 2018)	82	Founding Director

Timothy D. Taron
(Class I Director – term expiring in 2018)	66	Director

Set forth below is information with respect to the nominees to the board and each continuing director regarding their experience. After the caption “Board Contributions,” we describe some of the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Business experience of nominees to the board

Robert J. Currey serves as our Executive Chairman of the Board of Directors. Mr. Currey has served as one of the Company’s directors and as a director of our predecessors since 2002 and served as our CEO from 2002 until December 31, 2014. From 2002 to November 2013, he also served as our President. From 2000 to 2002, Mr. Currey served as Vice Chairman of RCN Corporation, a competitive telephone company providing telephony, cable and Internet services in high-density markets nationwide. From 1998 to 2000, Mr. Currey served as President and CEO of 21st Century Telecom Group. From 1997 to 1998, Mr. Currey served as Director and Group President of Telecommunications Services of McLeodUSA, which acquired our predecessor in 1997. Mr. Currey joined our predecessor in 1990 and served as President through its acquisition in 1997. Mr. Currey is also Chairman and director of Cartesian, Inc. (formerly The Management Network Group, Inc.), a professional services company. Mr. Currey has also served on the board of the USTelecom Association and the Illinois Business RoundTable.

Board Contributions: Mr. Currey is a long-time industry veteran and has significant experience leading other companies in the telecommunications and media sector. He is well known throughout the telecommunications industry and is respected as an opinion leader especially among the mid-sized telecom carriers. Because of his experience and his role as our former CEO until December 31, 2014, Mr. Currey also has substantial company knowledge, including its operations and strategies.

C. Robert Udell, Jr. serves as our President and CEO and as a director. Mr. Udell served as Chief Operating Officer from May 2011 to December 31, 2014, and as President from November 2013 until December 31, 2014. He became President & CEO on January 1, 2015. He has served as a director since November 2013. From 1999 to 2004, Mr. Udell served in various capacities at the predecessor of our Texas operations, including Executive Vice President and Chief Operating Officer. From 2004 to November 2013, Mr. Udell served as Senior Vice President. Prior to joining the predecessor of our Texas operations in March 1999, Mr. Udell was employed by our predecessor from 1993 to 1999 in a variety of senior roles, including Senior Vice President, Network Operations, and Engineering. He serves on the boards of the USTelecom Association, the Greater Conroe Economic Development Council and Board of Trustees for The John Cooper School.

Board Contributions: Mr. Udell has been in the telecommunications industry for more than 25 years, and has worked in a number of capacities. He brings a broad knowledge of our operating environment, key trends in technology and regulation, and market forces impacting the Company. Because of his role as President and CEO of the Company, he is also able to provide the board with in-depth insight into the Company’s current performance and future plans.

Maribeth S. Rahe has served as a director since July 2005. Ms. Rahe has served as President and CEO of Fort Washington Investment Advisors, Inc. since November 2003. Ms. Rahe is currently a member of the board of directors of First Financial Bancorp and First Financial Bank. From January 2001 to October 2002, Ms. Rahe was President and a member of the board of directors of U.S. Trust Company of New York, and from June 1997 to January 2001, was its Vice Chairman and a member of the board of directors.

Board Contributions: Ms. Rahe has a deep background as a senior executive in the banking industry and is well attuned to developments in the capital markets and their potential impact on the Company. She provides a strong risk-management perspective and oversees the board’s succession planning efforts. She also qualifies as an “audit committee financial expert” under SEC guidelines and serves as our audit committee chairperson.

Business experience of continuing directors

Roger H. Moore has served as a director since July 2005. Mr. Moore was President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from October 1998 to December 2001, a member of its board of directors from July 1998 to December 2001, and its President and CEO from January 1996 to August 1998. In December of 2001, Illuminet was acquired by VeriSign, Inc. and Mr. Moore retired at that time. In September 1998 and October 1998, he served as President, CEO and a member of the board of directors of VINA Technologies, Inc., a telecommunications equipment company. From June 2007 to November 2007, Mr. Moore served as interim President and CEO of Arbinet. From December 2007 to May 2009, Mr. Moore served as a consultant to VeriSign, Inc. Mr. Moore also presently serves as a director of VeriSign, Inc. and was previously a director of Western Digital Corporation.

Board Contributions:  Mr. Moore is a seasoned telecommunications executive with a deep background in the industry and very strong technical aptitude. He has a strong entrepreneurial bent and is a knowledgeable analyst of the evolution of telecommunications and the impact of new technologies on our business. He brings perspective from service on other boards. Although Mr. Moore is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Thomas A. Gerke has served as a director since February 2013 and is the General Counsel and Chief Administrative Officer at H&R Block, a global consumer tax services provider, since January 2012. From January 2011 to April 2011, Mr. Gerke served as Executive Vice President, General Counsel and Secretary of YRC Worldwide, a Fortune 500 transportation service provider. From July 2009 to December 2010, Mr. Gerke served as Executive Vice Chairman of CenturyLink, a Fortune 500 integrated communications business. From December 2007 to June 2009, he served as President and CEO at Embarq, then a Fortune 500 integrated communications business. He also held the position of Executive Vice President and General Counsel – Law and External Affairs at Embarq from May 2006 to December 2007. From October 1994 through May 2006, Mr. Gerke held a number of executive and legal positions with Sprint, serving as Executive Vice President and General Counsel for over two years. Mr. Gerke is also a former director of the CenturyLink, Embarq and United States Telecom Association. In addition, he is a former member of the Rockhurst University Board of Trustees and The Greater Kansas City Local Investment Commission Board of Trustees. He currently serves as a board member of TEGP Management, LCC, the General Partner of Tallgrass Energy GP, LP (NYSE: TEGP), a provider of natural gas transportation and storage services.

Board Contributions: Mr. Gerke has substantial experience in the telecommunications sector. His leadership and industry experiences bring a strong and knowledgeable operational and strategic perspective to the Board’s deliberations. He also brings perspective from service on other boards. Although Mr. Gerke is not currently a member of our audit committee, he also qualifies as an “audit committee financial expert” under SEC guidelines.

Dale E. Parker has served as a director since October 2014. Mr. Parker was a director on the Enventis Corporation (formerly Hickory Tech) board from 2006 until the consummation of Enventis Corporation’s merger with the Company on October 16, 2014, and served as Chair of Enventis Corporation’s board from January 2011 to May 2013. Mr. Parker was on the Board of Directors of Image Sensing Systems, Inc. from August 2012 through June 2016, where he also served as Interim CEO from December 2014 through June 2016, as well as, COO and CFO from June 2013 through June 2016. Image Sensing Systems of St. Paul is a technology company focused on infrastructure improvement through the development of software-based detection solutions for the intelligent transportation sector. Mr. Parker served as interim CFO for Ener1, Inc. from 2011 to 2012. Ener1, Inc. is an energy storage technology company that develops lithium-ion-powered storage solutions for application in the electric utility, transportation and industrial electronics markets. In 2010, Mr. Parker worked as CFO of Neenah Enterprises, Inc., an independent foundry. From 2009 to 2010, Mr. Parker was the Vice President of Finance for Paper Works, a producer of coated recycled paper board. Mr. Parker was CFO at Forest Resources, LLC, a company focused on paper product production and conversion, from 2007 to October 2008. Mr. Parker is a CPA and holds an MBA.

Board Contributions: Mr. Parker has extensive experience working in senior executive positions for both public and private companies in a variety of industries, and expertise with financial statement preparation and SEC reporting gained from his experience as a CFO and qualifies as an “audit committee financial expert” under SEC guidelines. Further, having served as the past chair of the Enventis Corporation board, and living and working in the Minneapolis-St. Paul market, Mr. Parker brings an in-depth knowledge of the Company’s acquired Minnesota operations and the business climate in which the Company operates.

Richard A. Lumpkin has served as a director with us and our predecessor since 2002. He served as Chairman of the Board from 2005 until November 2013, at which time the board designated him a Founding Director. From 1997 to 2002, Mr. Lumpkin served as Vice Chairman of McLeodUSA, which acquired our predecessor in 1997. From 1963 to 1997, Mr. Lumpkin served in various positions at our predecessor, including Chairman, CEO, President and Treasurer. Mr. Lumpkin is currently a director of Agracel, Inc., a real estate investment company and is Treasurer and formerly a Trustee of The Lumpkin Family Foundation. Mr. Lumpkin is also a former director, former President and former Treasurer of the USTelecom Association, a former President of the Illinois Telecommunications Association, a former director of First Mid-Illinois Bancshares, Inc. (“First Mid-Illinois”), a financial services holding company and a former director of Ameren Corp., a public utility holding company. Mr. Lumpkin has also served on the University Council Committee on Information Technology for Yale University.

Board Contributions:  Mr. Lumpkin is a long-time telecommunications industry veteran, with lengthy experience in the executive leadership of the Company and its predecessor and is a significant stockholder in the Company. He is well known and respected by other industry participants and enjoys access to, and a long-standing relationship with, the senior executives, ownership, and board members of many public and private telecommunications companies with whom the Company considers its relationships to be important. By virtue of his significant ownership, Mr. Lumpkin represents a strong voice for stockholders in the board’s deliberations.

Timothy D. Taron has served as director since July 2012. Mr. Taron, a practicing attorney for over 30 years, served on the board of directors of SureWest Communications (“SureWest”) from 2000 until the consummation of the Company’s merger with SureWest on July 2, 2012. Since 1981, Mr. Taron has been a senior partner with the law firm of Hefner Stark & Marois, LLP, Attorneys-at-Law, Sacramento, California. He was formerly the President and a director of the Sacramento Metropolitan Chamber of Commerce, a private, non-profit organization.

Board Contributions: Mr. Taron, a practicing attorney for over 30 years with a firm located in our Sacramento market, specializes in complex business transactions, real estate development and tax-exempt bond financing, providing the board with the ability to analyze a variety of business matters. His extensive involvement in the Sacramento business community, coupled with his hands-on experience in areas affecting the growth and health of the economy in the community in which he resides and practices law, provides the board with better insight into the markets the Company principally serves and its potential business opportunities. Mr. Taron is well suited for the corporate governance committee chair position due to his past involvement on public and non-profit boards and his training and continuing education as an attorney.

Board recommendation and stockholder vote required

The board of directors recommends a vote “FOR” the election of each of the nominees named above (Proposal No. 1 on the accompanying proxy card). The affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of each nominee named above.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Are a majority of the directors independent?

Yes. The corporate governance committee undertook its annual review of director independence and reviewed its findings with the board of directors. During this review, the board of directors considered relationships and transactions between each director or any member of his or her immediate family and Consolidated and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. The board of directors also examined relationships and transactions between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such transactions or relationships compromised a director’s independence.

The board also considered the relationship between the Company and H&R Block, a company that purchases telecommunications services from the Company in the ordinary course of business, because Mr. Gerke is an officer of H&R Block. The Company received $92,699 in payments from H&R Block in 2016 from 34 separate H&R Block locations. Similarly, the board also considered the relationship between the Company and the law firm of Hefner, Stark & Marois, LLP, a company that also purchases telecommunications services from the Company in the ordinary course of business, because Mr. Taron is a partner with Hefner, Stark, & Marois. The Company received $13,127 in payments from Hefner, Stark & Marois, LLP in 2016. The board concluded that since most of the services provided by the Company to H&R Block and Hefner Stark & Marois, LLP are offered pursuant to state and federal tariffs, and that all such purchases were made on customary business terms, these relationships were not material for purposes of The NASDAQ Stock Market LLC’s (“NASDAQ”) listing standards and would not influence Mr. Gerke’s nor Mr. Taron’s actions or decisions as directors of the Company.

As a result of this review, our board of directors affirmatively determined that Messrs. Gerke, Moore, Parker and Taron and Ms. Rahe are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules. The board also determined that each member of the audit committee, Messrs. Parker and Taron and Ms. Rahe, satisfy the heightened standards of independence for audit committee members set forth in Rule 10A-3(b)(1) of the Exchange Act. Additionally, the board determined that each member of the compensation committee, Messrs. Gerke and Moore and Ms. Rahe, satisfy the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of the NASDAQ Marketplace Rules.

How are directors compensated?

The director compensation described below is based on a benchmark study conducted by Willis Towers Watson, the outside consultant engaged by the compensation committee in late 2014, following the Company’s acquisition of Enventis Corporation. The outside consultant developed a peer group of 15 companies, which are similar in size and scope to the Company, and with whom we compete for investors. For more information regarding the consultant and our peer group, see “Compensation Discussion and Analysis — Executive Compensation Objectives.”

For 2016, non-employee directors received the following cash compensation: (1) $40,000 annual cash retainer; (2) $1,500 for board meetings attended in person and $1,000 for committee meetings attended in person, with meeting fees halved for each board or board committee meeting attended by means of telephone conference call; (3) $15,000 additional annual cash retainer for the chairperson of each of the audit committee and the compensation committee; and (4) $10,000 additional annual cash retainer for the chairperson of the corporate governance committee. We reimburse all non-employee directors for reasonable expenses incurred to attend board or board committee meetings. In addition, a restricted share award of 3,497 shares was made to each of the directors, other than Mr. Udell, in March 2016 pursuant to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan. The number of shares granted to these directors was determined by dividing $72,000 by the 20-day average closing price of the stock as of two trading days before the award date. One hundred percent (100%) of such shares vested on December 5, 2016.

Mr. Udell, who also served as President and CEO during 2016, did not receive any additional compensation for his service on the board in 2016. Mr. Udell’s compensation is set forth in the Summary Compensation Table.

For 2016, since Mr. Currey no longer served as CEO, the board determined that his compensation for serving as Executive Chairman of the Board of Directors was as follows, which is also set forth in the Summary Compensation Table:

•	Mr. Currey received an annualized retainer of $300,000 for his service to the Board;

•	Mr. Currey participated pari passu in the non-employee director equity plan, with a 2016 target grant value of $72,000; and

•	Mr. Currey was reimbursed for normal business travel and entertainment expenses for Board and Company matters.

The table below discloses all compensation provided to each non-employee director of the Company in 2016.

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)

Roger H. Moore	$86,000	$83,928	$169,928
Maribeth S. Rahe	$88,500	$83,928	$172,428
Timothy D. Taron	$84,000	$83,928	$167,928
Thomas A. Gerke	$72,250	$83,928	$156,178
Richard A. Lumpkin	$57,250	$83,928	$141,178
Dale E. Parker	$66,000	$83,928	$149,928

(1)	Stock Awards. The amounts in this column represent the grant date fair value of the restricted share award made on March 6, 2016 to Mr. Moore, Ms. Rahe, Mr. Taron, Mr. Lumpkin, Mr. Parker and Mr. Gerke; in each case computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Also see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for an explanation of the assumptions made by the Company in the valuation of these awards. None of the non-employee directors had any grants outstanding as of December 31, 2016.

How often did the board meet during 2016?

The board met ten times during calendar year 2016. Each director attended at least 75% of the board meetings and meetings of board committees on which they served. During 2016, the independent directors held four meetings at which only independent directors were present in connection with regularly scheduled meetings of the board or committees of the board.

What is the policy regarding director attendance at annual meetings?

Absent special circumstances, each director is expected to attend the annual meeting of stockholders. Six of the eight Company’s directors attended the 2016 annual meeting of stockholders.

What is the leadership structure of the board?

In consultation with the corporate governance committee, the board reviews the leadership structure from time to time in order to ensure that the board’s leadership structure is optimal for the board at the current time. Until November 2013, the board had separated the Chairman’s role from the CEO’s role. When Mr. Currey became Chairman of the Board in November 2013, the board determined that it would be in the best interests of the Company if he retained the CEO title as well, as a part of the Company’s succession plan. Effective January 1, 2015, as a planned additional step in the CEO succession plans, Mr. Currey became Executive Chairman of the Board of Directors, but no longer acts as the Company’s Chief Executive Officer. Mr. Udell became President and CEO on January 1, 2015. The Board believes this current separation of duties is in the best interest of the Company. Mr. Currey is a long-time industry veteran and has relationships with other industry participants and the various regulatory and public policy bodies with whom the Company must interact. By serving as Executive Chairman, Mr. Currey is able to bring this knowledge to bear as he works with Mr. Udell, our President and CEO, in the daily decision making and long-term strategy development for the Company. This structure also provides continuity of leadership and a respectful climate of informed and open dialogue, debate, and decision making on topics important to the Company and its stockholders. The board does not have a lead independent director, but each of the board’s committees is composed solely of independent directors. The board will continue to review the leadership structure of the board from time to time and will appoint a lead independent director if it determines that doing so would be in the best interests of the Company.

What committees has the board established?

The board has standing audit, corporate governance and compensation committees. The membership of the standing committees currently is as follows:

Corporate
	Audit	Governance	Compensation
Name	Committee	Committee	Committee

Roger H. Moore		*	Chairperson
Maribeth S. Rahe	Chairperson		*
Timothy D. Taron	*	Chairperson
Thomas A. Gerke		*	*
Dale E. Parker	*

 _______________
*   indicates member

Audit Committee.  The audit committee consists of Messrs. Parker and Taron and Ms. Rahe, who serves as the Chairperson. The board has determined that all members of the audit committee are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and Rule 10A-3(b)(1) of the Exchange Act. The board has also determined that in addition to being independent, each of Mr. Parker and Ms. Rahe is an “audit committee financial expert” as such term is defined under the applicable SEC rules and is presumed to be financially sophisticated for purposes of Rule 5605(c)(2)(A) of NASDAQ’s Marketplace Rules.

The audit committee met four times during 2016. The board has adopted an audit committee charter, which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the audit committee are to assist the board in its oversight of:

•	the integrity of our financial statements and reporting process;

•	our compliance with legal and regulatory matters;

•	the independent auditor’s qualifications and independence;

•	risk management of the Company, including reviewing risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters; and

•	the performance of our independent auditors.

Our audit committee is also responsible for the following:

•	conducting an annual performance evaluation of the audit committee;

•	compensating, retaining, and overseeing the work of our independent auditors;

•	establishing procedures for (a) receipt and treatment of complaints on accounting and other related matters and (b) submission of confidential employee concerns regarding questionable accounting or auditing matters;

•	reviewing and overseeing all related party transactions required to be disclosed in our proxy statement pursuant to our Related Person Transactions Policy, which we describe beginning on page 44; and

•	preparing reports to be included in our public filings with the SEC.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. See the “Report of the Audit Committee of the Board of Directors” on page 19.

Corporate Governance Committee.  The corporate governance committee consists of Messrs. Gerke, Moore and Taron, who serves as the Chairperson. The board has determined that each of Mr. Gerke, Mr. Moore and Mr. Taron are independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules.

The corporate governance committee met four times during 2016. The board has adopted a corporate governance committee charter, a copy of which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the corporate governance committee are as follows:

•	to identify individuals qualified to become directors and to select, or recommend that the board select, director nominees;

•	to develop and recommend to the board the content of our corporate governance principles, a copy of which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link;

•	to review with management and, as the corporate governance deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee selection, composition, evaluation, continuity and succession planning, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters; and

•	to oversee the evaluation of our board and management team.

In evaluating candidates for directorships, our board, with the assistance of the corporate governance committee, will take into account a variety of factors it considers appropriate, which may include strength of character and leadership skills; general business acumen and experience; broad knowledge of the telecommunications industry; knowledge of strategy, finance, internal business and relations between telecommunications companies and government; age; number of other board seats; and willingness to commit the necessary time to ensure an active board whose members work well together and possess the collective knowledge and expertise required by the board. We have not previously paid a fee to any third party in consideration for assistance in identifying potential nominees for the board. While the board has not adopted a specific policy regarding diversity, it believes the diverse backgrounds and perspectives of its current directors, as described above for each nominee and current director under the heading “Board Contributions,” are well suited to the oversight of the Company’s management team, its business plans, and performance.

Compensation Committee.  The compensation committee consists of Mr. Moore, who serves as its Chairperson, Ms. Rahe and Mr. Gerke. The board has determined that each of Mr. Moore, Ms. Rahe and Mr. Gerke is independent for purposes of Rule 5605(a)(2) of NASDAQ’s Marketplace Rules and satisfies the heightened standards of independence for compensation committee members pursuant to Rule 5605(d)(2)(A) of NASDAQ’s Marketplace Rules.

The compensation committee met four times during 2016. The board has adopted a compensation committee charter, a copy of which may also be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link.

The principal duties and responsibilities of the compensation committee are as follows:

•	to review and approve goals and objectives relating to the compensation of our CEO and, based upon a performance evaluation, to determine and approve the compensation of the CEO and other senior officers;

•	to review compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the Company, including whether the design or operation of the Company’s compensation programs encourage employees to engage in excessive risk-taking, are aligned to the interests of stockholders, promote effective leadership and leadership development and appropriately award pay for performance;

•	to approve the grant of long-term incentive awards Company-wide and recommend amendments to the Company’s executive compensation programs to the board for approval;

•	to review and recommend to the board of directors, or approve, new executive compensation programs, based on its periodic review of the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purpose;

•	to establish and periodically review policies in the area of senior management perquisites;

•	to make recommendations to our board on incentive compensation and equity-based plans; and

•	to prepare reports on executive compensation to be included in our public filings with the SEC.

Additional information on the compensation committee’s processes and procedures for the consideration and determination of executive and director compensation are addressed in the “Compensation Discussion and Analysis – Processes and Procedures for the Consideration and Determination of Executive and Director Compensation” section of this proxy statement.

Role of Independent Compensation Consultant

The compensation committee has directly engaged Willis Towers Watson as its outside consultant to assist it in reviewing the effectiveness and competitiveness of the Company’s executive compensation and outside director programs and policies. Pursuant to its charter and NASDAQ listing standards, the compensation committee regularly reviews the independence of Willis Towers Watson relative to key factors, including whether:

•	Willis Towers Watson provides any other services to the Company;

•	the amount of fees paid to Willis Towers Watson relative to the total revenue of the firm;

•	policies in place to prevent conflicts of interest;

•	any personal or business relationships with members of the compensation committee;

•	ownership of Company stock; and

•	any personal or business relationships with executive officers.

The Company paid Willis Towers Watson $20,747 for services provided to the compensation committee in 2016 and $34,974 for services provided to the compensation committee in 2015. Willis Towers Watson also provided pension actuarial services and individual employee pension benefit calculations support to the Company during 2016, for which the Company paid Willis Towers Watson $396,152. The decision to engage Willis Towers Watson for these other services was made by the Company’s human resource staff and the pension committee of management. The Company’s relationship with Willis Towers Watson (and its predecessor Watson Wyatt) is long-standing, pre-dating the Company’s initial public offering of stock, whereby Willis Towers Watson performs ad hoc issue analysis as requested from time-to-time by management, and neither the compensation committee nor the board approved such other services.

Willis Towers Watson assisted the compensation committee with the following in 2015, with a view toward compensation decisions for 2016:

•	construction of the peer group companies to be used in compensation analysis;

•	analysis of the Company’s total direct compensation, including base salary, annual bonus, and long-term incentives;

•	review and consulting on compensation design and performance linkage;

•	advising the Company on certain changes in its compensation programs pursuant to the realignment of roles in which Mr. Currey became Chairman of the Board and Mr. Udell became President & CEO and a director;

•	evaluation of the compensation program for the Company’s non-executive senior management team, including total direct compensation and Employment Security Agreements relative to broad market and telecom industry trends, as described below; and

•	ad hoc issue analysis as requested by the compensation committee.

Willis Towers Watson’s work in 2016 consisted principally of performing analysis and providing recommendations concerning the compensation programs for the Company’s senior management personnel, including:

•	evaluation and benchmarking certain of the Company’s senior management jobs relative to the peer group and to broad marketplace trends;

•	review of the non-executive senior management change-in-control agreements;

•	analysis of total direct compensation programs including salary, bonus, and long-term incentives; and

•	evaluation and recommendations concerning the type, amount, and frequency of long-term incentive compensation to be offered to the non-executive senior management personnel going forward.

Board oversight of risk

The Company’s Board of Directors has responsibility for general oversight of risk management of the Company and has delegated oversight of certain risks, as appropriate, to the Audit Committee, the Compensation Committee and the Corporate Governance Committee, as further described below.

As set forth in the Audit Committee Charter, the Audit Committee reviews with management and, to the extent the Committee deems it appropriate, with the independent auditors or counsel to the corporation, compliance with laws and regulations, major pending litigation, and risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, disclosure controls, internal control over financial reporting, accounting, internal and independent auditors, financial policies, and tax, investment, credit and liquidity matters.

The Compensation Committee reviews compensation risk to determine whether compensation policies and practices for employees are reasonably likely to have a material adverse effect on the corporation, including whether the design or operation of the corporation’s compensation programs encourage employees to engage in excessive risk-taking, is aligned to the interests of stockholders, promotes effective leadership and leadership development, and appropriately awards pay for performance. In doing so, the Committee reviews the overall program design, as well as the balance between short-term and long-term compensation, the metrics used to measure performance and the award opportunities under the corporation’s incentive compensation program, and the implementation of other administrative features designed to mitigate risk such as vesting requirements. In February 2016, the Compensation Committee reviewed the Company’s compensation policies and practices and determined that these programs are not reasonably likely to have a material adverse effect on the corporation.

The Corporate Governance Committee reviews with management and, as the Committee deems useful, consultants or legal counsel, the areas of material risk to the corporation relating to (i) management continuity and succession planning, (ii) board and board committee continuity and succession, (iii) directors’ and officers’ liability insurance, and (iv) other corporate governance matters.

Management has an Enterprise Risk Management (“ERM”) steering committee in place which includes the CFO and other key executives and a representative from the Company’s outside counsel. The CFO, as ERM committee Chairman, is the primary liaison between management and the Board regarding the ERM implementation and process. The steering committee has responsibility for the implementation and oversight of the ongoing ERM process including identifying, prioritizing, and assigning ownership of key risks. The management team has primary responsibility for monitoring and managing these key risks which could affect the Company’s operating and financial performance. ERM is a standing agenda item on the quarterly board meeting agenda. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews, with the full board, the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks.

Stockholder recommendations for director nominations

As noted above, the corporate governance committee considers and establishes procedures regarding recommendations for nomination to the board, including nominations submitted by stockholders. Recommendations of stockholders should be timely sent to us, in accordance with the deadlines set forth under the caption “Stockholder Proposals for 2018 Annual Meeting,” either in person or by certified mail, to the attention of the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. Any recommendations submitted to the Secretary should be in writing and should include whatever supporting material the stockholder considers appropriate in support of that recommendation, and must include the information that would be required to be disclosed under the SEC’s rules in a proxy statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as our director, if elected. The corporate governance committee will evaluate all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the corporate governance committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the corporate governance committee may, among other things, conduct interviews, obtain additional background information and conduct reference checks of the candidate. The corporate governance committee may also ask the candidate to meet with management and other members of the board.

Communications with directors

Stockholders interested in communicating directly with the board or the independent directors may do so by writing to the Secretary, Consolidated Communications Holdings, Inc., 121 South 17th Street, Mattoon, Illinois 61938-3987. The Secretary will review all such correspondence and forward to the board or the independent directors a summary of that correspondence and copies of any correspondence that, in his opinion, deals with functions of the board or that he otherwise determines requires their attention. Any director or any independent director may, at any time, review a log of all correspondence received by the Company that is addressed to members of the board or independent directors and request copies of such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the audit committee and handled in accordance with the procedures established by the audit committee with respect to such matters.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics (the “Code”), a copy of which may be found by accessing the investor relations section of our website at ir.consolidated.com and clicking on the “Corporate Governance” link. Under the Code, we insist on honest and ethical conduct by all of our directors, officers, employees and other representatives, including the following:

•	Our directors, officers and employees are required to deal honestly and fairly with our customers, collaborators, competitors and other third parties.

•	Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of Consolidated.

•	Our directors, officers and employees should not disclose any of our confidential information or the confidential information of our suppliers, customers or other business partners.

We are also committed to providing our stockholders and investors with full, fair, accurate, timely and understandable disclosure in the documents that we file with the SEC. Further, we will comply with all laws, rules and regulations that are applicable to our activities and expect all of our directors, officers and employers to obey the law.

Our board of directors and audit committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Training on this Code is included in the orientation of new employees and has been provided to existing directors, officers and employees.

If it is determined that one of our directors, officers or employees has violated the Code, we will take appropriate action including, but not limited to, disciplinary action, up to and including termination of employment. If it is determined that a non-employee (including any contractor, subcontractor or other agent) has violated the Code, we will take appropriate corrective action, which could include severing the contractor, subcontractor or agency relationship.

REPORT OF THE AUDIT COMMITTEE TO THE BOARD OF DIRECTORS

The audit committee is made up solely of independent directors, as defined in the applicable NASDAQ and SEC rules, and it operates under a written charter, dated May 4, 2015, which is available by accessing the investor relations section of our website at ir.consolidated.com. The charter of the audit committee specifies that the purpose of the audit committee is to assist the Board in fulfilling its oversight responsibility for:

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the Company’s independent auditors.

In carrying out these responsibilities, the audit committee, among other things, supervises the relationship between the Company and its independent auditors including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The audit committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The audit committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.

The audit committee met four times during fiscal year 2016. The audit committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The audit committee’s meetings include executive sessions with the Company’s independent auditor and, at least quarterly and at other times as necessary, sessions without the presence of the Company’s management.

As part of its oversight of the Company’s financial statements, the audit committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent auditor, the audited financial statements of the Company for the fiscal year ended December 31, 2016. The audit committee discussed with Ernst & Young LLP such matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with the Audit Committee, relating to the conduct of the audit. The audit committee also has discussed with Ernst & Young LLP the auditor’s independence from the Company and its management, including the matters in the written disclosures and the letter the audit committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with the independent auditor the independent auditor’s independence.

Based on its review and discussions referred to above, the audit committee has recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with Securities and Exchange Commission. The audit committee has also selected Ernst & Young LLP as the Company’s independent auditors for 2017.

MEMBERS OF THE AUDIT COMMITTEE

Maribeth S. Rahe, Chairperson
Dale E. Parker
Timothy D. Taron

PRINCIPAL INDEPENDENT ACCOUNTANT FEES AND SERVICES

Audit Committee’s Pre-Approval Policies and Procedures

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee Charter, all audit and audit-related work performed by our independent registered public accounting firm, Ernst & Young LLP, must be submitted to the audit committee for specific approval in advance by the audit committee, including the proposed fees for such work. The audit committee has not delegated any of its responsibilities under the Sarbanes-Oxley Act of 2002 to management.

Principal Accounting Firm Fees

Fees (including reimbursement for out-of-pocket expenses) paid to our independent registered public accounting firm for services in 2016 and 2015 were as follows:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
	(In millions)

2016	$1.7	$-	$0.5	$-
2015	$2.0	$-	$0.6	$-

Audit Fees include fees billed for professional services rendered by Ernst & Young LLP for the audit of our consolidated financial statements for fiscal years 2016 and 2015, including the audit of internal controls over financial reporting under the Sarbanes-Oxley Act of 2002. Also included in the Audit Fees for 2016 and 2015, were approximately $0.1 million and $0.2 million, respectively, of fees including out-of-pocket expenses associated with the Company’s acquisition and disposition activities during the periods and the related equity and debt registration statements.

For fiscal years 2016 and 2015, there were no Audit-Related Fees. Tax Fees include fees billed for professional services rendered by Ernst & Young LLP related to tax consulting and tax compliance services.

For fiscal years 2016 and 2015, there were no All Other Fees. For fiscal years 2016 and 2015, Tax Fees or All Other Fees disclosed above, were approved in reliance on the exceptions to the pre-approval process set forth in 17 CFR 210.2-01(c)(7)(i)(C).

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT registered public accounting firm

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017. Our stockholders are being asked to ratify this appointment at the annual meeting. Ernst & Young LLP has served as our auditors since December 31, 2002.

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017 (Proposal No. 2 on the proxy card).

The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. Representatives of Ernst & Young LLP, expected to be present at the 2017 annual meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

If the appointment is not ratified, the audit committee will reconsider the appointment.

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

The following is a description of the background of our continuing executive officer who is not a director:

Steven L. Childers serves as CFO and Treasurer of the Company. Mr. Childers has served as CFO since April 2004 and Treasurer since November 2016. From April 2003 to April 2004, Mr. Childers served as Vice President of Finance. From January 2003 to April 2003, Mr. Childers served as the Director of Corporate Development. From 1997 to 2002, Mr. Childers served in various capacities at McLeodUSA, including as Vice President of Customer Service, Vice President of Sales and as a member of its Business Process Teams, leading an effort to implement new revenue assurance processes and controls. Mr. Childers joined the Company’s predecessor in 1986 and served in various capacities through its acquisition by McLeodUSA in 1997, including as President of its former Market Response division and in various finance and executive roles. Mr. Childers is a director for the Lake Land College Foundation and is a member of the Business Advisory Board for Eastern Illinois University. He is a former director of the Illinois State Chamber of Commerce, served as Treasurer and was a member of the Executive Committee.

EQUITY COMPENSATION PLAN INFORMATION

Prior to the closing of our initial public offering in July 2005, our stockholders approved the 2005 Long-Term Incentive Plan, which was effective upon completion of our initial public offering. At the 2009 annual meeting of stockholders, the stockholders approved the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan, as amended (the “LTIP”). At the 2010 annual meeting of stockholders, stockholders approved an amendment to the LTIP increasing the number of shares available under the LTIP. Subsequently, at the 2015 annual meeting of stockholders, stockholders approved certain other provisions of the LTIP, including increasing the number of shares available under the LTIP.

The following table sets forth information regarding the LTIP, the Company’s only equity compensation plan, as of December 31, 2016:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)(1)

Equity compensation plans approved by security holders	—	—	1,388,006
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	1,388,006

___________________

(1) 1,388,006 shares remain available for future issuance under the LTIP, as described above.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The compensation committee reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the compensation committee recommended to the board of directors that the Company’s Compensation Discussion and Analysis be included in this Proxy Statement.

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

This report is submitted on behalf of the members of the compensation committee:

Roger H. Moore, Chairperson
Maribeth S. Rahe
Thomas A. Gerke

COMPENSATION DISCUSSION AND ANALYSIS

Determination of Executive Officers

This section of the proxy statement is intended to provide stockholders with information about the compensation awarded in 2016 to the Company’s “named executive officers” and how it was determined.  This information includes a discussion of the key elements of the Company’s compensation program and the philosophy and rationale behind the compensation committee’s executive compensation decisions. The named executive officers in 2016 are listed in the Summary Compensation Table of this proxy statement and below:

Robert J. Currey, Executive Chairman of the Board

C. Robert Udell, Jr., President and Chief Executive Officer

Steven L. Childers, Chief Financial Officer and Treasurer

Transition of Chief Executive Officer and Chairman of the Board Roles

Effective January 1, 2015, the Company’s board of directors appointed Mr. Udell as President and Chief Executive Officer and Mr. Currey as the Executive Chairman of the Board. Until January 1, 2015, Mr. Currey was the CEO.

In Mr. Currey’s current role as Executive Chairman of the Board, he continues to assist the Board with the CEO succession and transition plan. The board of directors determines his compensation, which for 2016 consisted of a $300,000 annual retainer and, in keeping with his transition to the role of Chairman of the Board, the same restricted stock award that is granted to the non-employee directors. While he remains an executive officer, Mr. Currey is not covered by the Company’s executive compensation program, and most of this Compensation Discussion and Analysis does not pertain to him.

In conjunction with the increase in Mr. Udell’s duties and responsibilities as CEO, the compensation committee believes it is appropriate to transition his compensation over a multi-year period. The compensation committee’s plan for Mr. Udell is to target his total compensation at the end of the transition period to approximately the 50th percentile of the total compensation paid to chief executive officers of the Company’s peer group of companies. In determining what actions to take in each year of the transition, the compensation committee will consider its annual review of Mr. Udell’s performance, and other factors the committee deems to be appropriate. Please see the section captioned “Objective #2” on page 26 for a further description of the Company’s peer group and the increased compensation granted to Mr. Udell in 2016, the second year of the transition.

The following discussion first describes the three objectives the compensation committee has set with regard to its executive compensation program; next discusses the procedures followed and roles of executives, management, and the independent compensation consultant in determining executive and director compensation; and explains how the compensation committee uses key compensation elements of annual base salaries, annual cash bonuses and long term incentives to meet the objectives of its executive compensation program.

The Compensation Discussion & Analysis concludes with a summary of considerations under Section 162(m) of the Internal Revenue Code and an update on recent CEO Compensation changes made for 2017.

You should review this Compensation Discussion and Analysis section together with the tabular disclosures beginning on page 25.

Executive Compensation Objectives

The compensation committee has designed the Company’s executive compensation program to achieve the following objectives:

•	provide incentives to Company executives to maximize stockholder return;

•	enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business.

The compensation committee intends that each key element of our total compensation plan serves specific purposes that help achieve the objectives of the Company’s executive compensation program.

The three key elements of the current executive compensation program are (1) annual base salary, (2) annual cash bonuses (sometimes referred to as short term incentive, or “STI”), and (3) long-term, equity-based incentives (sometimes referred to as “LTI”). The Company also provides its executive officers with severance and change-in-control benefits as well as a limited number of perquisites and other personal benefits. Our discussion below, under the caption “Elements of Executive Compensation”, explains each of these elements. In evaluating the mix of these compensation components, as well as the short-term and long-term value of the executive compensation plans, the compensation committee considers both the performance and skills of each executive, as well as the compensation paid to those in similar organizations with similar responsibilities, as outlined below.

Objective #1: Provide incentives to Company executives to maximize stockholder return.  As a part of its long-term equity-based incentives, the compensation committee uses both time-based and performance-based restricted shares in an effort to unify the interests of the Company’s executives and stockholders.

The compensation committee believes that granting restricted shares based on performance, which then vest incrementally over time, but only so long as an executive remains employed by the Company, encourages an executive to increase the Company’s stock value so the executive can realize a greater value in connection with those shares once they vest.

The compensation committee awarded performance shares to Mr. Udell and Mr. Childers in March 2015, pursuant to which restricted shares were awarded in March 2016 based on the attainment of certain 2015 performance goals, and also awarded performance shares to Mr. Udell and Mr. Childers in March 2016, pursuant to which restricted shares could have been earned based on the attainment of certain 2016 performance goals.

The compensation committee also awarded time-based restricted shares to each of Mr. Udell and Mr. Childers in March 2016.

During 2016, Mr. Currey also received a grant of restricted shares equal to, and under the same terms as, the restricted share grants made to other non-employee directors.

In addition to equity-based incentives, the compensation committee also bases a significant portion of an executive’s annual cash bonus on the attainment of certain corporate performance metrics, which encourages the executive to increase the Company’s profitability, and in turn, its stock value.

Objective #2: Enable the Company to attract and retain talented, results-oriented managers capable of leading key areas of the Company’s business. In order to assist the compensation committee in setting compensation levels, the committee has, from time to time, obtained from Willis Towers Watson, its outside consultant, information regarding compensation paid by the Company’s peer group, as defined below. The Company believes this benchmarking work plays an important role in helping the Company ensure its compensation programs are competitive within its industry so that it can both retain and attract talented managers.

In the fourth quarter of 2014, following the completion of its acquisition of Enventis Corporation, and the subsequent restructuring of its executive team, the Company engaged Willis Towers Watson to do a full benchmark study, in which a revised peer group was constructed, and the Company’s executive compensation program was compared to the 50th percentile of the revised group. This study, which was completed in early 2015, provided guidance for the executive compensation decisions. At the request of the compensation committee, Willis Towers Watson conducted a custom survey of compensation paid by the following companies (our “peer group”) that, at the time of the study, operated in the integrated communications, wireless telecommunications, and alternative carrier industries and that had annual revenues ranging from $207 million to $4.8 billion. The peer group’s median revenue of $812 million was, at that time, in line with the Company’s full year revenue of approximately $800 million, pro forma for the acquisition of Enventis Corporation, which closed on October 16, 2014:

— Alaska Communications Systems Group, Inc.	— IDT Corporation	— Cogent Communications Holdings, Inc.
— Ntelos Holdings Corp.	— Zayo Group Holdings, Inc.	— Vonage Holdings Corporation
— FairPoint Communications, Inc.	— Frontier Communications Corp.	— Cincinnati Bell Inc.
— Lumos Networks Corp	— SBA Communications Corp.	— General Communications Inc.
— Hawaiian Telcom Holdco, Inc.	— Atlantic Telenetwork, Inc.	— Shenandoah Telecommunications Company

The compensation committee selected these companies because the Company competes with them for executive talent, and because these companies also compete with the Company for investors.

For 2016, the compensation committee asked Willis Towers Watson to refresh and update the 2015 benchmark study. Based on the Willis Towers Watson updated benchmarking study findings, the compensation committee determined that, in the aggregate, the total targeted compensation was, in the case of Mr. Udell, approximately 56% below the 50th percentile of the peer group, and in the case of Mr. Childers, approximately 21% below the 50th percentile of the peer group. The primary reasons for this lag were (i) the decisions to provide only modest compensation increases for the past several years due to the overall challenging market conditions and the desire to contain costs during these periods of economic uncertainty; and (ii) specifically in the case of Mr. Udell, the determination by the compensation committee to transition his compensation to the 50th percentile of CEO total compensation over a multi-year period.

In view of the significant gaps to the peer group, the compensation committee made changes to the compensation of Mr. Udell and Mr. Childers in 2016 to increase each of their base salaries and target STI; and to increase Mr. Udell’s target LTI.

The percentage increases for each element of total direct compensation and in aggregate, for Mr. Udell and Mr. Childers, assuming payouts at the applicable target levels, are outlined in the table below:

2016 Increases to:

Name	Base Salary	STI	LTI	Total
C. Robert Udell, Jr.	13.3%	13.3%	53.7%	30.5%
Steven L. Childers	3.0%	16.8%	-	4.7%

Following these increases, the targeted total direct compensation was, in the case of Mr. Udell, approximately 40% below the 50th percentile of the peer group, and in the case of Mr. Childers, approximately 16% below the 50th percentile of the peer group.

In addition to the decisions on levels of salary, annual cash bonus, and long-term equity-based incentive, the benchmark survey information from Willis Towers Watson provided guidance for decisions regarding various other elements of the Company’s executive compensation program for 2016, including:

•	types and features of equity-based compensation awards;

•	amounts and types of perquisites and other personal benefits; and

•	components of potential change-in-control benefits.

In addition to targeting levels of compensation for executives that are appropriately competitive with the market, the Company’s compensation structure also encourages executives to remain with the Company by paying annual cash bonuses, which motivates executives to remain employed through the year; and by granting restricted shares and performance shares, which require a long-term commitment to the Company since executives must generally remain employees for at least four years (in the case of restricted shares) or five years (in the case of performance shares) in order to realize the full vesting of all shares.

Objective #3: Reward the management team for achieving key financial and operational objectives which will promote the long-term viability and success of the business.  The Company’s annual cash bonus plan ties the level of achievement of the Company’s annual financial and operational performance goals to the amount of annual incentive compensation that we pay to each of our executives. In addition, the Company makes annual Long Term Incentive Plan awards in the form of performance shares which are only earned when the same performance criteria are met. This provides a strong linkage between the number of restricted shares ultimately awarded and the Company’s achievement of its performance goals. As a result, a significant portion of each executive’s total compensation is dependent on the degree to which these performance goals are achieved. This provides an incentive for the Company’s executives to increase performance with respect to these measures, and in turn increase stockholder value.

Processes and Procedures for the Consideration and Determination of Executive and Director Compensation

The board of directors annually approves and establishes the operating and performance goals for the Company, and the compensation committee then determines the appropriate criteria for linking compensation of the named executive officers to this performance, including the establishment of:

•	base salary amounts for the Company’s executive officers;

•	an annual cash bonus plan for the Company’s executive officers;

•	long-term equity-based incentive compensation and all policies related to the issuance of restricted shares and performance shares by the Company, including grants of restricted shares to directors; and

•	annual performance goals and payouts for the Company under the annual cash bonus plan and the Company’s long-term equity-based incentive plan.

Role of Executive Officers, Management and Independent Compensation Consultant

The compensation committee conducts an annual review of the CEO’s performance, and reviews it with the board of directors. The CEO prepares a performance review for each of the other executives for each completed calendar year. Based on his assessment of each individual’s performance during the preceding calendar year, as well as a review of how each executive’s compensation compares with the target amounts identified by the Willis Towers Watson benchmarking survey, the CEO recommends to the compensation committee, for each such executive, base salary amounts, time-based and performance share awards and annual performance goals under the annual cash bonus plan and the long-term equity-based incentive plan.

Please see the caption “Corporate Governance and Board Committees – Role of Independent Compensation Consultant” on page 15 for an explanation of the role of the compensation committee’s outside consultant, Willis Towers Watson.

Elements of Executive Compensation for 2016

The key elements of the 2016 executive compensation program for Mr. Udell and Mr. Childers were:

•	an annual base salary;

•	an opportunity to earn annual cash bonuses directly linked to achievement of certain of the Company’s annual financial and operational performance goals; and

•	(i) the continued vesting of previously awarded time-vesting restricted shares; (ii) a grant of time-based restricted shares; and (iii) a grant of performance-based restricted shares.

In addition, the Company provides severance and change-in-control benefits, as well as a limited number of perquisites and other personal benefits to its executive officers.

For 2016, as in prior years, the compensation committee determined that Mr. Udell and Mr. Childers should receive an annual base salary and also be eligible for an annual cash bonus opportunity. The compensation committee set performance-based targets for restricted shares to be awarded to Mr. Udell and Mr. Childers if certain performance goals were met and also approved grants of restricted stock.

In addition to monitoring compensation and executive performance throughout the year, in general, the compensation committee formally reviews executive compensation and executive performance on an annual basis, in the first quarter, following the completion of the previous performance year. For 2016 performance, the formal review took place in February 2017.

Compensation Element 1: Annual Base Salaries for 2016

The Company pays all of its executive officers an annual base salary (or in the case of Mr. Currey, a retainer), which the compensation committee believes provides financial stability for executives and reflects their level of responsibility with the Company. The compensation committee also believes that salary increases should reward an individual’s contributions and responsibilities to the Company.

The compensation committee reviews, and may revise, at its discretion, base salaries for executive officers when it feels those changes are warranted. In its annual review of the salaries of executive officers for 2016, in addition to the market position of the Company’s executive compensation program relative to its peer group, the committee considered the following principal factors:

•	achievement by the Company during the previous year of its performance goals;

•	performance of the executive during the previous year, including that individual’s contribution to the Company’s attainment of its pre-established performance goals; and

•	salary levels of comparable positions at companies in the Company’s peer group.

In view of these factors, Mr. Udell’s base salary for 2016 was increased from $375,000 to $425,000. Mr. Childers’ base salary for 2016 was increased from $270,000 to $278,100.

As described above, for 2016, the compensation committee also approved a $300,000 annual retainer to be paid to Mr. Currey as Executive Chairman of the Board. The compensation committee determined the annual retainer amount based on information obtained by Willis Towers Watson regarding compensation generally paid (by similarly situated companies) to former chief executive officers who have transitioned over time from executive board chair roles to full-time non-employee board chair roles. The compensation committee used the $300,000 annual retainer amount because that level would result in a retainer amount equal to roughly the 50th percentile of the retainers paid to executives in comparable positions, during similar periods of active transition.

Compensation Element 2: Annual Cash Bonuses for 2016

The Company maintains an annual cash bonus plan that is designed to reward achievement of annual Company performance goals. The compensation committee believes that consistent attainment of these goals is critical to the Company’s long-term success. In 2016, Mr. Udell and Mr. Childers were eligible to participate in the bonus plan, which provided them with the opportunity to earn a cash bonus payment. The payment was measured as a percentage of their base salary and was based on the achievement of criteria established by the compensation committee.

For Mr. Childers, the compensation committee based its performance targets on the following:

•	50% on the Company’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for 2016 (target of $315 million);

•	20% on dividend payout ratio for 2016 (target of 72.1% or less);

•	10% net additions for 2016 on broadband subscribers which consisted of the number of the Company’s subscribers to its high speed internet, digital subscriber lines (DSL) and video lines (target of 3,000 net additions);

•	10% on the Company’s revenue for 2016 (target of $770.0 million); and

•	10% on a set of nine related “other operating goals” which the compensation committee set for the Company’s executive team to meet as a group. These “other operating goals” contain a mix of qualitative and quantitative measures which are established by the compensation committee to guide the management team in achieving the Company’s operating, strategic, and public policy goals. The achievement score was determined by the compensation committee, based on the Chief Executive Officer’s recommendation, as a part of its annual evaluation of Mr. Childers’ performance. For 2016, these “other operating goals” included, among other items, specific goals related to the Company’s planned capital expenditures and network development, quality of service metrics, advancement of the Company’s interests in the regulatory and public policy arena, certain product-development initiatives and corporate development/business development activities.

As described above under the caption “Role of Executive Officers, Management and Independent Compensation Consultant,” the CEO prepares a performance review for each of the other executives for each completed calendar year. This includes his assessment of Mr. Childers’ performance during the preceding calendar year with respect to the level of attainment of the “other operating goals.” The CEO recommended, and the compensation committee approved, an attainment level of 8 out of 10 with respect to the other operating goals for 2016.

For the CEO, the compensation committee used the same measures and targets as described above, except that the committee did not use the “other operating goals” measure, some of which require subjective assessment. Accordingly, the compensation committee weighted the measures for the CEO as follows:

•	60% on the Company’s Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (adjusted EBITDA) for 2016;

•	20% on dividend payout ratio for 2016;

•	10% on broadband subscriber net additions for 2016; and

•	10% on the Company’s revenue for 2016.

In March 2016, when the compensation committee determined these measures for Mr. Udell and Mr. Childers, it also established a formula to link the results with payout levels. The compensation committee used these specific performance measures, target levels and a simple weighting of the measures because it believed that they served to most effectively promote the Company’s primary short-term goals of increasing earnings, sustaining its dividend, and adding broadband subscribers.

For 2016, the compensation committee established the bonus targets for each executive, as a percentage of 2016 salary level, based on its assessment of appropriate balance and mix between base salary and short-term bonus in determining the total cash to be paid to each executive. The bonus payout targets as a percentage of salary were 100% for Mr. Udell and 84% for Mr. Childers. As discussed above, Mr. Currey’s 2016 compensation plan did not include a cash bonus. The compensation committee used these levels because achieving the targeted payouts at those levels would result in an annual bonus payout to each executive equal to roughly the 50th percentile of the annual bonus paid to executives in comparable positions at companies in the peer group. However, as described above, the Company is aware that even after these changes, the aggregate total direct compensation for Mr. Udell and Mr. Childers remains below the 50th percentile of the relevant peer group.

As in prior years, the compensation committee set a maximum payment equal to 120% of the target amount if the weighted average of all goals were attained above 105% of the target level and a threshold level such that weighted average attainment of 90% of the target level would have resulted in a payment of 50% of the target amount. Weighted average attainment of below 90% of the target level would have resulted in no bonus payment.

For 2016, each of the Company performance targets was achieved at the following levels:

Performance Measure	Actual	Target	% of Target
Adjusted EBITDA	$305.8 million	$315.0 million	97.1%
Dividend Payout Ratio	71.4%	≤72.1%	101.2%
Broadband Subscriber Net Adds	1,245	3,000	41.5%
Revenue	$743.2 million	$768.0 million	96.8%
Other Operating Goals	8/10	10/10	80.0%

In the compensation committee’s review of 2016 performance, the compensation committee first determined the amounts earned by the executives by computing the weighted average of the actual achievement of the performance targets at the levels described above. For Mr. Udell, this weighted average was 92.1% of target, and for Mr. Childers, this weighted average was 90.4% of target. These weighted averages are calculated below, by multiplying the performance measures described above and the actual level of achievement of those measures:

Performance Measure	Mr. Udell’s Component Percentage	Mr. Childers’ Component Percentage
Adjusted EBITDA	58.2%	48.5%
Dividend Payout Ratio	20.2%	20.2%
Broadband Subscriber Net Adds	4.1%	4.1%
Revenue	9.6%	9.6
Other Operating Goals	N/A	8.0%
Weighted Average	92.1%	90.4%

These results are consistent with the publicly reported 2016 results, and do not include any accrual for executive bonuses. When giving effect to this accrual, the weighted average performance for both Mr. Udell and Mr. Childers dropped below the 90% “threshold level” for bonus achievement. As such, no bonuses were paid to either of Mr. Udell or Mr. Childers for 2016 performance.

Compensation Element 3: Long-Term, Equity-Based Incentives for 2016

The Company maintains the stockholder-approved LTIP that provides for grants of stock options, stock, stock units and stock appreciation rights and for the adoption of one or more cash incentive programs. The Company’s non-employee directors and certain employees, including Mr. Udell and Mr. Childers, are eligible for grants under the LTIP. The principal purposes of the LTIP are to:

•	provide these individuals with incentives to maximize stockholder return and otherwise contribute to the Company’s success; and

•	enable the Company to attract, retain and reward the best available individuals for positions of responsibility.

The compensation committee administers the LTIP and determines if, when, and in what amount awards should be granted, as well as the type of award vehicle to be employed (choosing from among those award vehicles authorized by the LTIP).

Each year the compensation committee determines for each executive eligible to participate, the economic value of target annualized long-term incentive compensation. The goal of the compensation committee is to establish those targets so that over time they are at approximately the 50th percentile of the peer group. The compensation committee generally balances its equity grants so that approximately 50% of this annualized target is paid to the executives in the form of performance share grants, and approximately 50% of the annualized target value is paid to the executives in the form of time-based restricted share grants.

Performance Shares

In March 2016, the compensation committee established a target value of long-term incentive compensation and made performance share awards equal to 50% of this target value date. Because of the uncertainty associated with achieving the performance targets, the compensation committee then increases this target value for the performance shares by 10%. Based on feedback from Willis Towers Watson, the compensation committee believes this practice is consistent with the approach typically taken by others in the benchmark group of companies.

In addition to establishing the target performance share values, the compensation committee also approved Company performance goals and minimum, target and maximum payouts. The goals and payout levels were the same as those approved for the cash incentive bonus plan. The compensation committee believes those goals were appropriately challenging given the overall business and competitive climate in which the Company operates.

The 2016 performance share target award levels were then determined by taking half of the annual target LTIP grant value for each of Mr. Udell and Mr. Childers, and converting that value to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award.

The performance share awards entitled the executives to receive awards of restricted shares in 2017 depending on the level of attainment of the performance goals for 2016. Attainment of the goals at the target levels would result in the target number of performance shares awarded as restricted shares, and attainment of the goals at above or below the target levels would result in an increased or decreased number of restricted shares awarded, using the same formulas as those with respect to annual cash bonuses.

In March 2017, the compensation committee approved target awards of restricted shares based on 2016 performance, as follows:

	2016 Performance	March 2017 Restricted Shares
Name	Share Target	Awarded

C. Robert Udell, Jr.	22,707	-
Steven L. Childers	10,953	-

Under the terms of the performance share awards, there were no restricted shares granted to either Mr. Udell or Mr. Childers, as the weighted average performance fell below the threshold level as previously described in the “Cash Bonus” section above.

Time-Based Restricted Stock

As previously described, the Company awarded each of Mr. Udell and Mr. Childers with a grant of time-based restricted shares in March 2016. The 2016 performance share target award levels were determined by taking half of the annual target LTIP grant value for each of Mr. Udell and Mr. Childers and converting that value to a number of shares based on the 20-day average closing price for our stock as of two trading days before the award date.

The table below shows the target value for time-based shares and the number of shares awarded to each of Mr. Udell and Mr. Childers:

Name	Time-Based Annual Grant Value - Target	March 2016 Restricted Shares Earned/Awarded

C. Robert Udell, Jr.	$425,000	20,640
Steven L. Childers	$205,000	9,956

The compensation committee believes that the long-term, equity-based incentives it awarded to these named executive officers in 2016 helped meet its objectives to:

•	retain them by providing them with long-term, equity-based compensation at a level competitive with the Company’s peer group; and

•	reward them for achieving key financial and operational objectives.

All Other Compensation

As part of our executive compensation program, the Company may from time-to-time provide to its executives some or all of the following other benefits:

•	personal use of a company automobile;

•	fitness program reimbursement;

•	expenses paid for business related meals and travel for spouses (when required to attend Company functions);

•	tax reimbursement for personal use of a Company automobile and business related travel for spouses when required to attend company functions; and

•	company matching contributions to its 401(k) plan.

Where applicable, the “All Other Compensation” column of the Summary Compensation Table on page 36 shows the aggregate amounts of such compensation paid to each of the named executive officers.

Employment Security Agreements

On February 20, 2007, the Company adopted Employment Security Agreements (“ESAs”) with each of its named executive officers, as well as certain other executives. The ESAs were further amended in December 2009 as a result of the Company’s outside compensation consultant’s evaluation of the ESAs compared to general market and peer company best practices. Please see the caption “Potential Payments upon Termination or Change in Control of the Company — Employment Security Agreements” below for an explanation of the terms of the ESAs.

The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining its top managers. It believes that the agreements are particularly important because the Company does not have employment agreements or long-term arrangements with its executives. The Company also believes that, in the event of an extraordinary corporate transaction, the agreements could prove crucial to the Company’s ability to retain top management through the transaction process. The Company also benefits from certain restrictive covenants, including non-competition covenants, contained in these agreements.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1 million per year. However, compensation that is considered qualified “performance-based compensation” generally does not count toward the $1 million deduction limit.

We believe it is in the best interests of our stockholders for us to maximize tax deductibility when appropriate. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executives competitively. The compensation committee and the board consider the impacts of Section 162(m) in developing, implementing and administering our compensation programs. However, the compensation committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate and retain highly talented executives. As such, individual exceptions may occur when the compensation committee or the board, after balancing tax efficiency with overall objectives, believes such exceptions to be in the best interests of our stockholders.

The Company annually reviews the compensation paid to its named executive officers other than the Chief Financial Officer to determine the deductibility of compensation under Section 162(m). Base salary, by its nature, does not qualify as performance-based under Section 162(m).  The Company’s grants of performance-based restricted stock and annual cash bonus payments under the LTIP qualify as performance-based compensation, and the time-based restricted stock grants (when made) are not for amounts that are expected to raise deductibility issues under Section 162(m).

For 2016, the Company believes substantially all of the compensation received by its named executive officers is fully deductible by the Company without regard to Code Section 162(m).

Changes to Compensation Program for 2017

Changes Resulting from Mr. Udell’s Continuing Transition to CEO

As described in “Determination of Executive Officers” page 25, the compensation committee is transitioning Mr. Udell’s compensation to the 50th percentile of chief executive officers over a multi-year period, following his election to the role of President and CEO effective as of January 1, 2015.

In view of Mr. Udell’s performance and the remaining gap between his compensation and the target compensation for his position, the compensation committee determined it was appropriate to increase certain elements of Mr. Udell’s compensation again in 2017, as follows:

•	Mr. Udell’s annual base salary rate for 2017 remains at $425,000, unchanged from 2016 levels;

•	Mr. Udell’s target annual cash bonus for 2017 was increased from 100% of base salary to 120% of base salary; and

•	Mr. Udell’s long-term incentive annual target grant value for 2017 was increased from $850,000 to $1,105,000, of which approximately half is performance-based.

Based on information provided to the compensation committee by the independent compensation consultant, the Company believes Mr. Udell’s compensation remains approximately 29% below the 50th percentile for CEOs among its benchmark group of companies.

One-Time Performance Share Grants to Mr. Udell and Mr. Childers

In March 2017, the compensation committee approved one-time performance share awards to Mr. Udell and Mr. Childers. The performance share awards entitle Mr. Udell and Mr. Childers to receive awards of restricted shares upon the consummation of the Company’s pending acquisition of FairPoint Communications, Inc. The restricted shares, if granted, would vest at a rate equal to 25% per year on each December 5th for four years after the date of grant.

The table below shows the target value for time-based shares and the number of shares awarded to each of Mr. Udell and Mr. Childers:

Name	Performance Share Value Target	Performance Share Grant

C. Robert Udell, Jr.	$225,000	9,347
Steven L. Childers	$115,000	4,777

Incentive Compensation Recoupment Policy

In March 2017, the board of directors adopted an incentive compensation recoupment policy that applies to all of the Company’s executive officers and any other person designated by the board of directors as being subject to the policy (the “covered persons”). The policy provides that, in the event of a restatement of the financial statements of the Company necessary to reflect the correction of one or more errors that are material to those financial statements, the board of directors may seek recoupment from the following sources of incentive compensation: (i) cash incentive compensation and (ii) equity-based compensation. The board of directors may recoup similar incentive compensation under any Company plans, arrangements or agreements, whether existing currently or in the future. The board of directors has the sole discretion to decide whether or not to recoup incentive compensation received by a covered person (which would include any equity granted or settled) and the amount of such recoupment, provided that the board of directors shall at a minimum seek to recoup all incentive compensation received by any covered person (which would include any equity granted or settled) during the three completed fiscal years and the current partial year preceding the date on which the Company is required to prepare the restatement that is in excess of the incentive compensation that would have been paid to the covered person under the restatement. Any such recoupment would apply to all covered persons, regardless of whether the covered person was involved in the restatement.

 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists information regarding the compensation for the years ended December 31, 2016, 2015, and 2014, of our CEO, CFO and each of the other executive officers named in this section, to whom we refer to, collectively, as the named executive officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation($)	All Other Compensation($)		Total ($)

Robert J. Currey(1)	2016	$300,000	$0	$83,928	$0	$20,324	(4)	$404,252
Executive	2015	$389,423	$0	$58,804	$0	$40,559		$488,786
Chairman of the Board	2014	$425,000	$0	$476,149	$369,000	$87,324		$1,357,473

C. Robert Udell, Jr. (2)	2016	$415,385	$0	$1,040,328	$0	$94,460	(5)	$1,550,173
President and Chief.	2015	$377,423	$0	$308,457	$377,250	$76,213		$1,139,343
Executive Officer	2014	$323,000	$0	$284,098	$157,500	$82,227		$846,825

Steven L. Childers	2016	$276,542	$0	$501,816	$0	$71,057	(6)	$849,415
Chief Financial	2015	$276,000	$0	$209,476	$201,773	$64,235		$751,484
Officer	2014	$251,000	$0	$227,286	$120,750	$69,604		$668,640

(1)	Name and Principal Position – Robert J. Currey — Mr. Currey served as Chairman of the Board and CEO throughout 2014. On January 1, 2015, he ceased serving as CEO but continues to serve as Executive Chairman of the Board.

(2)	Name and Principal Position – C. Robert Udell, Jr. — Mr. Udell served as President and a director throughout 2014. On January 1, 2015, he became President and CEO and continues to serve as a director.

(3)	Stock Awards — The amounts in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the restricted stock granted in 2016, 2015 and 2014 and the target number of performance shares awarded in 2016, 2015 and 2014 based upon the probable outcome of the performance conditions. The grant date value of the performance shares in 2016 assuming the performance conditions were met at the maximum level was for Mr. Currey: $0; for Mr. Udell: $568,381; and for Mr. Childers: $274,155. Also, see Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for an explanation of the assumptions made by the Company in the valuation of these awards.

(4)	All Other Compensation — Robert J. Currey. This column includes $15,900 of matching contributions made in 2016 under the Company’s 401(k) Plan on behalf of Mr. Currey. Mr. Currey is also provided a fitness reimbursement ($360), and the value of dividends paid on unvested restricted stock ($4,064).

(5)	All Other Compensation — C. Robert Udell, Jr. This column includes $15,900 of matching contributions made in 2016 under the Company’s 401(k) Plan on behalf of Mr. Udell. Mr. Udell also received a tax “gross-up” reimbursement in connection with payment for business travel to the Company annual sales award event ($1,462), and the value of dividends paid on unvested restricted stock ($77,098).

(6)	All Other Compensation — Steven L. Childers. This column includes $15,900 of matching contributions made in 2016 under the Company’s 401(k) Plan on behalf of Mr. Childers and the value of dividends paid on unvested restricted stock ($52,394). In addition, Mr. Childers is reimbursed for business use of his personal mobile phone ($600), and received a tax “gross-up” reimbursement in connection with payment for business travel to the Company annual sales award event ($2,163).

Salary

The “Salary” column of the Summary Compensation Table shows the salaries paid in 2016, 2015 and 2014 to each of the named executive officers. Mr. Currey’s salary for 2016 was in the form of the retainer he was paid for his role as Executive Chairman. The annualized salary rates in effect as of March 1, 2016 were:

Robert J. Currey	$300,000
C. Robert Udell, Jr.	$425,000
Steven L. Childers	$278,100

Non-Equity Incentive Compensation

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table shows the cash bonus the Company awarded to each of the named executive officers for 2016, 2015 and 2014 pursuant to the Company’s bonus plan. For more information, please refer to the Compensation Discussion and Analysis section of this proxy statement on page 25. The Company paid all of these amounts in March 2017, March 2016 and March 2015, respectively.

2016 Grants of Plan-Based Awards

This table sets forth information for each named executive officer with respect to (1) estimated possible payouts under non-equity incentive plan awards and (2) equity incentive plan awards that could have been earned for 2016.

								All Other
								Stock
								Awards	Grant Date
					Estimated Future Payouts			Number of	Fair Value
		Estimated Future Payouts Under			Under Equity Incentive Plan			Shares of	of Stock and
	Grant	Non-Equity Incentive Plan Awards(1)			Awards(2)			Stock or	Option
Name	Date	Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)	Units(3)	Awards($)(4)

Robert J. Currey		$-	$-	$-	-	-	-
	3/3/16							3,497	$83,928

C. Robert Udell, Jr.		$212,500	$425,000	$510,000
	3/3/16				11,354	22,707	27,248		$544,968
	3/3/16							20,640	$495,360

Steven L. Childers		$117,460	$234,920	$281,904
	3/3/16				5,477	10,953	13,144		$262,872
	3/3/16							9,956	$238,944

(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards. Payouts under the bonus plan were based on performance in 2016. The performance targets were set in March 2016, as described in the Compensation Discussion and Analysis section under the caption “Annual Incentive Compensation.” The amounts actually paid under the bonus plan for 2016 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Pursuant to the bonus plan for 2016, the compensation committee established a performance award formula which linked the payouts to the weighted average achievement across the four goal areas it had established. Target payout was to be made if the performance goals were attained at target level, and the payout was to be capped at a maximum payment of 120% of the target level if the goals were attained at or above the 105% level and payout was to be zero if the performance goals were attained below the 90% level (payout at the 90% level of attainment resulted in a payment of 50% of the target payout level). The compensation committee had discretion to determine payouts for achievement between threshold and target, and target and maximum.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards. These columns show the threshold, target and maximum number of shares of restricted stock that could have been awarded in 2017 pursuant to performance shares previously granted in March 2016. These awards of restricted stock were based on performance in 2016, which has now occurred. Pursuant to the LTIP for 2016, the compensation committee awarded performance shares to executives, which reflected the target number of shares of restricted stock to be granted in 2016 if target performance goals set by the compensation committee for 2016 were met. The target award was subject to adjustment based on the weighted average level of attainment of the performance goals, subject to a maximum award of 120% of the target number of shares if the goals were attained at a 105% level and a minimum of zero shares if the goals were attained below a 90% level (attainment of goals at the 90% level resulted in an award of 50% of the target number of shares). The LTIP is described in the Compensation Discussion and Analysis section under the caption “Long-Term, Equity Based Incentives.”

(3)	All Other Stock Awards: Number of Shares of Stock or Units: This column shows the number of time-based restricted shares awarded to the named executive officers in 2016.

(4)	Grant Date Fair Value of Stock and Option Awards. This column shows the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, of the time-based restricted stock awards and the target performance share awards made in 2016 to the named executive officers. See Footnote 8 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for an explanation of the assumptions made by the Company in the valuation of these awards.

Outstanding Equity Awards at 2016 Fiscal Year-End

This table sets forth information for each named executive officer with respect to each award of restricted shares that had been made at any time, had not vested, and remained outstanding at December 31, 2016.

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock That	or Units of Stock That
Name	Have Not Vested (#)(1)	Have Not Vested ($)(2)

Robert J. Currey	-	$-
C. Robert Udell, Jr.(3)	34,233	$919,156
Steven L. Childers(4)	21,469	$576,443

(1)	Number Of Shares Or Units Of Stock That Have Not Vested. The unvested shares represent a mix of time-based restricted shares from the grants made in March 2015 and March 2016, and unvested performance-based shares from grants made in March 2014, March 2015, and March 2016.

(2)	Market Value Of Shares Or Units Of Stock That Have Not Vested. Represents the number of shares of common stock covered by the restricted shares valued using $26.85 (the closing market price of the Company’s common stock as reported in The Wall Street Journal for December 30, 2016, which was the last trading day of fiscal year 2016).

(3)	Vesting Dates – Udell. The vesting dates of the restricted shares are as follows: December 5, 2017 (14,232 restricted shares), December 5, 2018 (11,574 restricted shares), December 5, 2019 (8,427 restricted shares).

(4)	Vesting Dates – Childers. The vesting dates of the restricted shares are as follows: December 5, 2017 (9,386 restricted shares), December 5, 2018 (7,171 restricted shares), December 5, 2019 (4,912 restricted shares).

2016 Option Exercises and Stock Vested

This table sets forth information concerning the number of restricted shares that vested during 2016 and the value of those vested shares. The Company has not granted options.

	Stock Awards
	Number of Shares
	Acquired On	Value Realized
Name	Vesting (#)	On Vesting ($)(1)

Robert J. Currey	3,497	$95,153
C. Robert Udell, Jr.	23,950	$651,679
Steven L. Childers	17,255	$469,508

______________

(1)	Value Realized on Vesting. Represents the number of shares of common stock covered by the restricted shares acquired on vesting of such restricted shares on December 5, 2016, as shown in the “Number of Shares Acquired on Vesting” column valued using the closing market price of the common stock $27.21 as reported in The Wall Street Journal for December 5, 2016, which was the last trading day prior to the date of vesting of the restricted shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

Pursuant to its Employment Security Agreements and the LTIP, the Company provides eligible employees, including the named executive officers, with certain benefits upon a change in control of the Company or upon certain types of termination of employment following a change in control of the Company. These benefits are in addition to those benefits to which employees would generally be entitled upon a termination of employment (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination, and the right to elect continued health benefits pursuant to COBRA). Those incremental benefits as they pertain to the named executive officers are described below:

Employment Security Agreements

The Company has Employment Security Agreements (the “Agreements”) with the named executive officers and certain other executives, which provide benefits upon the occurrence of certain terminations of employment following a change in control of the Company. The Agreements with named executive officers provide for benefits upon the following types of employment termination:

•	an involuntary termination of the executive’s employment by the Company without “cause” that occurs within 24 months after a change in control of the Company; or

•	a voluntary termination of employment by the executive for “good reason” that occurs within 24 months after a change in control of the Company.

The benefits provided upon such a termination of employment include the following:

•	A lump sum cash payment, payable within 30 days of the termination of employment, equal to two times (three times in the case of the Chairman of the Board) the sum of (i) the executive’s annual base salary rate, determined as of the date of the change in control or, if higher, the date of employment termination and (ii) the annual target amounts payable to the executive under all cash-based incentive plans of the Company for the year in which the change in control occurs, or if higher, the date of employment termination.

•	A pro rata portion of the amounts that would have been paid to the executive under the Company’s cash-based incentive plans for the year in which the termination of employment occurs (determined at the target levels), if such amounts would not otherwise be paid to the executive.

•	Continuation of coverage under all welfare plans of the Company during the two-year severance period (three years for the Chairman of the Board), or if earlier, until the executive is eligible for coverage under similar plans from a new employer. Such coverage will be on the same basis and at same cost as in effect prior to the change in control, or any time after, if more favorable to the executive. If such coverage is not available under the plan, the Company shall provide substantially similar benefits. The COBRA period for benefit continuation begins after the end of the initial continuation period described above.

•	Reimbursement of out-of-pocket expenses, including attorney’s fees, incurred by the executive in connection with the successful enforcement of any provision of the Agreement.

The Agreements will reduce the benefits described above to the extent necessary to avoid the imposition of any excise tax pursuant to Section 280G of the Internal Revenue Code.

The Agreements contain restrictive covenants that prohibit the executive from (i) associating with a business that is competitive with any line of business of the Company for which the executive provided substantial services, in any geographic area in which such line of business was active at the time of the executive’s termination, without the Company’s consent and (ii) soliciting the Company’s customers, agents or employees. These restrictive covenants remain in effect during the 12-month period following termination of employment.

For purposes of the Agreements:

(a) “change in control” means (i) the acquisition, by a person other than an affiliate of Richard A. Lumpkin, of a majority of the voting power of the Company’s outstanding securities; (ii) during any period of two consecutive years or less, the incumbent directors cease to constitute a majority of the Board, unless any new director’s election or nomination was approved by at least two-thirds of the incumbent directors; (iii) a reorganization, merger, consolidation or share exchange resulting in the conversion or exchange of the Company’s common stock into securities of another company, or any dissolution or liquidation, or a sale of 50% or more of all the Company’s assets; or (iv) a merger, consolidation, reorganization or share exchange, unless following such transaction at least a majority of the voting power of the outstanding securities of the surviving entity is owned, in the same proportion, by substantially the persons who owned the Company’s outstanding voting securities immediately prior to the transaction.

(b) “cause” means the executive’s (i) conviction or admission of guilt with respect to any felony, fraud, misappropriate or embezzlement, (ii) malfeasance or gross negligence in the performance of his duties that is materially detrimental to the Company, or (iii) breach of any Company code of conduct, if the consequence would be termination of employment. In each case, the Company must give the executive written notice of the existence of cause, and if the act is capable of being cured, 30 days in which to cure.

(c) “good reason” means (i) a reduction in the executive’s base salary and/or bonus opportunity without his consent, (ii) a reduction in the scope or importance of the executive’s duties and responsibilities without his consent, or (iii) a transfer of the executive’s primary worksite of more than 30 miles (unless the new worksite is closer to the executive’s residence). In each case, the executive must give written notice within 90 days and the Company has 30 days in which to cure the action constituting good reason.

Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan (LTIP)

The LTIP provides that if there is a change in control of the Company, and there is no assumption of outstanding awards by the successor entity, or conversion of outstanding awards into comparable equity awards of the successor entity, then as of the effective date of the change in control all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the effective date of the change in control, in which case the restrictions will lapse based on actual attainment of the performance goal). The LTIP also provides that if in connection with the change in control the LTIP awards are assumed or converted by the successor entity as described above, and within 24 months following the effective date of the change in control the participant’s employment is terminated without cause or the participant terminates employment for good reason, or a participant who is a director is asked to resign for other than cause, all stock options and stock appreciation rights will vest and all restrictions on all outstanding stock awards and stock unit awards will lapse, and if any restrictions relate to satisfying performance goals, the performance goals will be deemed satisfied at target levels (unless the target level was exceeded for any performance goal before the date of termination of employment or service, in which case the restrictions will lapse based on actual attainment of the performance goal).

The LTIP uses the same definitions of change in control, cause and good reason as set forth in the Employment Security Agreements.

The tables set forth below quantify the additional benefits as described above that would be payable to each named executive officer under the arrangements described above.

Termination of Employment Following a Change in Control

The additional amounts set forth in this table would be payable pursuant to the Employment Security Agreements, assuming a change in control of the Company and that the named executive officer became eligible for benefits following a termination of employment on December 31, 2016.

	Robert J.	C. Robert	Steven L.
Name	Currey	Udell, Jr.	Childers

Base Salary(1)	$900,000	$850,000	$556,200
Bonus(1)	$-	$850,000	$468,580
Welfare Benefits for Severance Period(2)	$33,726	$33,568	$22,484

 ____________

(1)	Base Salary and Bonus. These amounts represent, in the case of Mr. Currey, three times base salary and target bonus, and in the case of all other named executive officers, two times base salary and target bonus.

(2)	Welfare Benefits for Severance Period. Amounts in this row consist of projected Company premiums for health (including medical, dental, vision), life, AD&D and disability policies, reduced by the amount of projected employee premiums during the severance period for each named executive officer.

Benefits Upon Change in Control

The additional amounts set forth in this table would be realized by each named executive officer under the LTIP, assuming a change of control of the Company occurred on December 31, 2016.

	Robert J.	C. Robert	Steven L.
Name	Currey	Udell, Jr.	Childers

Value of Unvested Restricted Shares(1)	$-	$919,156	$576,443

 ____________

(1)	Amounts in this row represent the value of the restricted shares that would vest upon the change in control on December 31, 2016 under the terms of the LTIP. The value of the restricted shares is based on the closing market price of the Company’s stock as reported in The Wall Street Journal for December 30, 2016 ($26.85), which was the last trading day of fiscal year 2016.

PROPOSAL No. 3 – ADVISORY VOTE ON THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers at least every three years. At the 2011 annual meeting, the stockholders voted, on an advisory basis, to hold such a vote every three years and the board subsequently determined, consistent with the stockholders’ vote, to hold such a vote every three years. Accordingly, we are presenting this vote at the 2017 annual meeting. Pursuant to Proposal No. 4, the Company will also be conducting an advisory vote on the frequency of the advisory vote on the approval executive compensation.

The board of directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 36, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. Our executive compensation objectives are to:

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

We have pursued these objectives by:

•	using restricted shares in an effort to unify the interests of the executives and stockholders;

•	establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

•	using a cash incentive bonus plan and performance share awards that tie the level of achievement of our annual financial and operational performance goals to the amount of annual cash incentive compensation that we pay to each of our executives and a portion of the restricted shares awarded to them; and

•	using compensation information compiled from 15 peer companies that operate in the integrated communications, wireless telecommunications, communications equipment and broadcasting and cable television industries and that had annual revenues ranging from $207 million to $4.8 billion, with a median revenue of $812 million to benchmark compensation against competitive levels.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2017 annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Board Recommendation and Stockholder Vote Required

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 3 on the proxy card). The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee, although the board of directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

PROPOSAL No. 4 – ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires us to submit to stockholders at least every six years a resolution subject to an advisory vote as to whether the stockholder vote to approve named executive officer compensation should occur yearly, every two years or every three years. The stockholders last voted, on an advisory basis on the frequency of the advisory vote on executive compensation at the 2011 annual meeting. Accordingly, the following resolution is submitted for an advisory stockholder vote at the annual meeting:

“RESOLVED, that the stockholders advise the Company to hold a stockholder advisory vote on the approval of the compensation of the Company’s named executive officers:

•         yearly,

•         every two years, or

•         every three years.”

A stockholder may vote for any one of these alternatives or may abstain from voting.

Board Recommendation and Stockholder Vote Required

The board of directors recommends that stockholders vote for an advisory vote “yearly” for the frequency of the stockholder vote on the approval of executive compensation (Proposal No. 4 on the proxy card). The board of directors believes that conducting an advisory vote on executive compensation yearly would permit the Company to maintain enhanced visibility into stockholders’ views of how its executives are compensated.

The option that receives the greatest number of votes cast by the stockholders will be considered the option approved by the stockholders. As this is an advisory vote, the result will not be binding on the Company, the board of directors or the compensation committee. However, the board of directors will carefully consider the outcome of the vote when determining the frequency of the stockholder advisory vote to approve the compensation of the Company’s named executive officers.

CErtain relationships and related transactions

Related Person Transactions Policy

Our audit committee has adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons” (which consists of directors, director nominees, executive officers and stockholders owning five percent or more of the Company’s outstanding stock, any of their immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position or has, together with the beneficial ownership interests of all other “related persons,” a 10% or greater beneficial ownership interest). The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable SEC rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest).

Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable SEC rules (“exempt transactions”). In addition, the audit committee has approved in the policy the provision of products or services by the Company and its subsidiaries to “related persons,” if conducted in the ordinary course of business and on terms that are no less favorable to the Company than those available to customers who are not related to the Company.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chairperson may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chairperson, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chairperson, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest.

SKL Investment Group

Richard A. Lumpkin, together with members of his family, beneficially owns 100% of SKL Investment Group, a Delaware limited liability company (“SKL”), which is an investment company serving the Lumpkin family. Mr. Lumpkin and members of his family are the sole voting members of SKL. SKL and its related entities paid $54,615 to the Company in 2016 for the use of office space, telephones and for other office related equipment. This amount is based upon actual usage incurred by SKL. For example, in 2016, SKL paid $40,412 to rent approximately 2,191 square feet of office space, which is equivalent to the Company’s base rent per square foot plus a prorated share of real-estate taxes, utilities, and maintenance. The charges for use of equipment and other office related expenses were based on actual third-party charges or SKL’s estimated share of usage. The Company believes these terms are reasonable and customary, and are comparable to those which would have been obtained in an arms-length transaction.

LATEL Sale/Leaseback

The Company paid $836,780 during 2016 to lease office and warehouse space from LATEL, LLC, a limited liability company of which Mr. Lumpkin and his immediate family have a beneficial ownership of 68%. Agracel Inc. (“Agracel”) is a real estate investment company of which Mr. Lumpkin, together with his family, beneficially owns 37%.  In addition, Mr. Lumpkin and his son, Benjamin I. Lumpkin, are directors of Agracel.  Agracel is the sole managing member and 50% owner of LATEL, LLC.  These payments represent 83% of the total revenue of LATEL, LLC.

First Mid-Illinois Bancshares, Inc.

Pursuant to various agreements with Consolidated Communications, Inc. (“CCI”), First Mid-Illinois provides the Company with general banking services, including depository, disbursement and payroll accounts, on terms comparable to those available to other large unaffiliated business accounts. Mr. Lumpkin and members of his family own approximately 20.8% of the common stock.  During 2016, the Company paid maintenance and activity related charges of $13,625 to First Mid-Illinois and earned $523 of interest on its deposits. The fees charged and earnings received on deposits through a repurchase agreement, are based on First Mid-Illinois’ standard schedule for large customers.

Consolidated Communications of Illinois Company (“CCIC”), formerly known as Illinois Consolidated Telephone Company, a wholly owned subsidiary of the Company, provides First Mid-Illinois with phone service, custom calling features, long distance and other telecommunications services. In 2016, First Mid-Illinois paid CCIC approximately $741,068 for these services. These services are based on standard prices for strategic business customers.

The Company’s payments to First Mid-Illinois and its subsidiaries did not exceed 1% of the gross revenue of First Mid-Illinois.  Also, payments from First Mid-Illinois did not exceed 1% of the Company’s gross revenue.

Cartesian, Inc.

On June 18, 2014, through our subsidiary, Consolidated Communications Services Company, we entered into an agreement with Cartesian, Inc. (formerly The Management Network Group, Inc. (a professional services company)), to provide Smart Building Services. Under the agreement, Cartesian, Inc., is to deploy and monitor the energy consumption in a number of the company’s facilities. The estimated cost to implement the Smart Building Services is approximately $4,900,000 over the seven year term of the contract. It is estimated that we will save approximately $5,700,000 in energy costs through the use of the Smart Building Services. In connection with the Smart Building Services, we also entered into a three year Market Enablement Agreement (“Marketing Agreement”) with Elutions, Inc., a partial owner of Cartesian, Inc. Under the Marketing Agreement, we will be required to provide certain marketing support, and in turn we may receive up to $2,400,000 under the Marketing Agreement over the three year term of the agreement.

Robert J. Currey, our Executive Chairman, is the Chairman of the Board of directors at Cartesian, Inc. Robert J. Currey has not received any payments as part of our agreement with Cartesian, Inc. or Elutions, Inc.

Consolidated Communications, Inc.

On September 18, 2014, the Company, through CCI (as successor by merger to Consolidated Communications Finance II Co.) completed a $200 million offering of its 6.50% Senior Notes.  The Richard Adamson Lumpkin Trust dated February 6, 1970 fbo Richard Anthony Lumpkin purchased $5 million of the 6.50% Senior Notes.  The 6.50% Senior Notes mature on October 1, 2022 and pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2015. During 2016, the aforementioned Trust received $325,000 interest from the 6.50% Senior Notes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2016, Roger H. Moore, Thomas A. Gerke and Maribeth S. Rahe served on the compensation committee. No member of the compensation committee was, during 2016, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. During 2016, no Company executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on the Company’s board of directors or its compensation committee.

ANNUAL REPORT TO STOCKHOLDERS

Our combined 2016 Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2016 accompanies this proxy statement.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

The proxy rules of the SEC permit our stockholders, after notice to the Company, to present proposals for stockholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by our action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in our proxy statement to be issued in connection with our 2018 Annual Meeting of Stockholders, that proposal must be received at our principal executive offices, 121 South 17th Street, Mattoon, Illinois 61938-3987 (Attention: Secretary), no later than November 29, 2017.

Our amended and restated bylaws provide that certain additional requirements be met in order that business, including the nomination of directors, may properly come before the stockholders at the annual meeting. Among other things, stockholders intending to bring business before the annual meeting must provide written notice of such intent to the Secretary of the Company. Such notice must be given not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we mailed our proxy materials for the preceding year’s annual meeting. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and, if known, residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; the text of any resolution proposed to be adopted at the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on the Company’s stock transfer books, and of such beneficial owner; the class, series and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the annual meeting to bring the business proposed in the notice before the meeting; a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to solicit proxies from stockholders in support of such proposal or nomination; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing and filing such reports with the SEC.

To our knowledge, based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2016.

Other Information

The expenses of preparing and mailing this proxy statement and the accompanying proxy card and the cost of solicitation of proxies, if any, will be borne by us. In addition to the use of mailings, proxies may be solicited by personal interview and telephone and by our directors, officers and regular employees without special compensation therefore. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

Unless contrary instructions are indicated on the proxy card, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted in accordance with the recommendation of the board of directors.

OTHER MATTERS

Our board does not know of any other matters that are to be presented for action at the 2017 annual meeting. Should any other matter come before the annual meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Steven J. Shirar
Chief Information Officer and Secretary

Dated: March 28, 2017

CONSOLIDATED COMMUNICATIONS HLDGS, INC.
121 SOUTH 17TH STREET
MATTOON, IL 61938

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information must be received by 1:00 a.m., Central Time, on May 1, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions must be received by 1:00 a.m., Central Time, on May 1, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote FOR the nominees listed:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01- Robert J. Currey 02- Maribeth S. Rahe 03- C. Robert Udell, Jr.

The Board of Directors recommends a vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Approval of Ernst & Young, LLP, as the independent registered public accounting firm.	☐	☐	☐
3. Executive Compensation - An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends a vote 1 YEAR on Proposal 4.

	1 year	2 years	3 years	Abstain
4. Say When on Pay - An advisory vote on the approval of the frequency of stockholder votes on compensation of our named executive officers.	☐	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000326746_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 10K WRAP are available at www.proxyvote.com

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
121 South 17th Street, Mattoon, IL 61938
Annual Meeting of Stockholders
May 1, 2017 9:00 a.m. Central Time
This proxy is solicited by the Board of Directors

Steven J. Shirar and Steven L. Childers, or either of them, each with the power of substitution are hereby authorized to represent and to vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Consolidated Communications Holdings, Inc. to be held on May 1, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the director candidates nominated by the Board of Directors, FOR Proposal 2, FOR Proposal 3, and 1 YEAR Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)

0000326746_2 R1.0.1.15